Exhibit 5.1

[AT&T Letterhead]

October 12, 2018

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (i) $250,418,000 aggregate principal amount of Floating Rate Global Notes due 2023 (the “2023 Securities”) to be issued in exchange for the outstanding Floating Rate Global Notes due 2023 (the “Existing 2023 Notes”) of AT&T Inc. (the “Corporation”), (ii) $1,278,679,000 aggregate principal amount of 4.900% Global Notes due 2037 (the “2037 Securities”) to be issued in exchange for the outstanding 4.900% Global Notes due 2037 (the “Existing 2037 Notes”) of the Corporation, (iii) $1,694,666,000 aggregate principal amount of 5.150% Global Notes due 2050 (the “2050 Securities”) to be issued in exchange for the outstanding 5.150% Global Notes due 2050 (the “Existing 2050 Notes”) of the Corporation and (iv) $643,744,000 aggregate principal amount of 5.300% Global Notes due 2058 (the “2058 Securities” and, together with the 2023 Securities, the 2037 Securities and the 2050 Securities, the “New Securities”) to be issued in exchange for the outstanding 5.300% Global Notes due 2058 (the “Existing 2058 Notes” and, together with the Existing 2023 Notes, the Existing 2037 Notes and the Existing 2050 Notes, the “Existing Securities”) of the Corporation pursuant to the Indenture, dated as of May 15, 2013 (the “Indenture”), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

I am of the opinion that (i) the Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and (ii) when (x) the Registration Statement on Form S-4 relating to the New Securities (the “Registration Statement”) has become effective under the Act, (y) the terms of the New Securities and of their issuance and delivery have been duly established in conformity with the Indenture relating to the New Securities so as not to violate any applicable law or any agreement or instrument to which AT&T Inc. is a party or by which it is bound and (z) the New Securities have been duly executed, authenticated and issued as provided in the Indenture and delivered in exchange for the Existing Securities as contemplated in the Registration Statement, the New Securities will constitute valid and legally binding obligations of the Corporation entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and issuance of the New Securities.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Validity of Notes” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Wayne A. Wirtz